EXHIBIT 99.1

                                  PRESS RELEASE
                               SEPTEMBER 19, 2003

NICOLET NATIONAL BANK ANNOUNCES PURCHASE OF REPUBLIC BANK BRANCH OFFICE IN MENOMINEE, MICHIGAN.



Green Bay, Wisconsin - September 19, 2003. Nicolet National Bank today announced that it has entered into a definitive agreement to purchase the Branch Office of Republic Bank located at 1015 10th Avenue, Menominee, Michigan. The purchase is expected to be completed in late 2003 and gives Nicolet National Bank a presence in the Michigan market. "The move into Menominee is a natural extension of our commitment to the Marinette/Menominee market. We are excited about strengthening our position as a leading provider of financial services to both communities" said Robert B. Atwell, President and CEO of Nicolet National Bank.

Nicolet National Bank is a subsidiary of Nicolet Bankshares, Inc., and is headquartered in Green Bay, Wisconsin. As of June 30, 2003, the company reported assets of $302 Million and currently has offices in Green Bay and Marinette, Wisconsin.

Information about Nicolet Bankshares, Inc. and Nicolet National Bank can be accessed at www.nicoletbank.com or by contacting Robert B. Atwell, President and
            -------------------
CEO or Michael E. Daniels, Executive Vice President and Secretary at (920) 430-1400.